Exhibit 4.2

[FORM OF 6.600% PERPETUAL SUBORDINATED NOTES]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERENCED AND REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM IN ACCORDANCE WITH THE PROVISIONS OF THE INDENTURE AND THE TERMS OF THIS SECURITY, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE TO NOMINEES OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE. TRANSFER OF A PORTION OF THIS SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE. IN THE EVENT THAT THIS GLOBAL SECURITY IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL SECURITIES REPRESENTED HEREBY, ALL SUCH INDIVIDUAL SECURITIES IN THE FORM OF DEFINITIVE CERTIFICATES SHALL CONTAIN THE BELOW LEGEND WITH RESPECT TO JAPANESE TAXATION.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC, TO SUMITOMO MITSUI FINANCIAL GROUP, INC. (THE “ISSUER”) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

INTEREST PAYMENTS ON THIS SECURITY WILL GENERALLY BE SUBJECT TO JAPANESE WITHHOLDING TAX UNLESS IT IS ESTABLISHED THAT THIS SECURITY IS HELD BY OR FOR THE ACCOUNT OF A BENEFICIAL OWNER THAT IS (I) FOR JAPANESE TAX PURPOSES, NEITHER AN INDIVIDUAL RESIDENT OF JAPAN OR A JAPANESE CORPORATION, NOR AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A PERSON HAVING A SPECIAL RELATIONSHIP WITH THE ISSUER AS DESCRIBED IN ARTICLE 6, PARAGRAPH (4) OF THE ACT ON SPECIAL MEASURES CONCERNING TAXATION OF JAPAN (ACT NO. 26 OF 1957, AS AMENDED) (THE “SPECIAL TAXATION MEASURES ACT” AND, EACH SUCH PERSON, A “SPECIALLY-RELATED PERSON OF THE ISSUER”), (II) A JAPANESE FINANCIAL INSTITUTION DESIGNATED IN ARTICLE 6, PARAGRAPH (11) OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH OR (III) A JAPANESE PUBLIC CORPORATION, A JAPANESE FINANCIAL INSTITUTION OR A JAPANESE FINANCIAL INSTRUMENTS BUSINESS OPERATOR DESCRIBED IN ARTICLE 3-3, PARAGRAPH (6) OF THE SPECIAL TAXATION MEASURES ACT WHICH COMPLIES WITH THE REQUIREMENT FOR TAX EXEMPTION UNDER THAT PARAGRAPH.

INTEREST PAYMENTS ON THIS SECURITY TO AN INDIVIDUAL RESIDENT OF JAPAN, TO A JAPANESE CORPORATION (EXCEPT AS DESCRIBED IN THE PRECEDING PARAGRAPH), OR TO AN INDIVIDUAL NON-RESIDENT OF JAPAN OR A NON-JAPANESE CORPORATION THAT IN EITHER CASE IS A SPECIALLY-RELATED PERSON OF THE ISSUER WILL BE SUBJECT TO DEDUCTION IN RESPECT OF JAPANESE INCOME TAX AT A RATE OF 15.315% (15% ON OR AFTER JANUARY 1, 2038) OF THE AMOUNT OF SUCH INTEREST.

BY ITS ACQUISITION OF THIS SECURITY, EACH HOLDER OR BENFCIFIAL OWNER ACKNOWLEDGES, ACCEPTS, CONSENTS AND AGREES, NOTWITHSTANDING ANY OTHER TERMS OF THIS SECURITY, THE INDENTURE OR ANY OTHER AGREEMENTS BETWEEN THE ISSUER AND ANY HOLDER OR BENEFICIAL OWNER, TO BE BOUND BY THE PRINCIPAL WRITE-DOWN AND CANCELLATION OF INTEREST PAYMENT PROVISIONS SET FORTH HEREIN AND IN THE INDENTURE.

SUMITOMO MITSUI FINANCIAL GROUP, INC.

GLOBAL SECURITY

6.600% Perpetual Subordinated Notes

(Issued on March 5, 2024)

No. [ ]	U.S.$[ ]

CUSIP No. 86562M DK3

ISIN US86562MDK36

Common Code 276559699

Sumitomo Mitsui Financial Group, Inc., a joint stock company (kabushiki kaisha) incorporated under the laws of Japan (the “Issuer”, which term includes any successor under the Indenture referred to on the reverse of this Security) for value received, hereby promises to pay to Cede & Co., or registered assigns, if and to the extent due, the principal sum of [    ] U.S. Dollars and interest thereon, if any, in accordance with the terms hereof and the Indenture. The Securities (as defined below) shall constitute perpetual obligations of the Issuer and have no fixed maturity or mandatory redemption date.

The Issuer will pay interest on the Securities semiannually in arrears on June 5 and December 5 of each year (each an “Interest Payment Date”), beginning on June 5, 2024 (short first coupon), or the “First Interest Payment Date.” The period from, and including, the issue date of the Securities to, but excluding, the First Interest Payment Date, and each period from, and including, an Interest Payment Date to, but excluding, the next Interest Payment Date, are each referred to herein as an “Interest Period.” Interest will be calculated per each $1,000 in Original Principal Amount (as defined below), subject to any Going Concern Write-Down (as defined below) or Write-Up (as defined below) of the Securities, and rounded to the nearest cent (half a cent being rounded upward).

From, and including, the issue date of the Securities to, but excluding, June 5, 2034, or the “First Interest Rate Reset Date,” interest on the Securities will accrue at the rate of 6.600% per annum. The interest for the First Interest Payment Date will amount to U.S.$16.50 per $1,000 in Original Principal Amount of the Securities and the semiannual interest for each subsequent Interest Payment Date until (and including) the First Interest Rate Reset Date will amount to U.S.$33.00 per $1,000 in Original Principal Amount of the Securities, subject to any necessary amendments and recalculations of such interest amounts for an Interest Period during which any Capital Ratio Event (as defined below) or Write-Up Date (as defined below) occurs, and the interest payment cancellation provisions, the Write-Down and Cancellation provisions and the subordination provisions, each as described herein.

The rate of interest on the Securities will be reset on the First Interest Rate Reset Date and every date that falls five, or a multiple of five, years thereafter (each such date, an “Interest Rate Reset Date”). From, and including, each Interest Rate Reset Date to, but excluding, the next following Interest Rate Reset Date (each such period, a “Reset Interest Period”), the interest rate per annum on the Securities will be equal to the sum of the applicable U.S. Treasury Rate (as defined below) as determined by the Calculation Agent (as defined below) on the applicable Reset Determination Date (as defined below) in accordance with the terms of the Securities plus a margin of 2.283% per annum, or the “Reset Interest Rate.”

Notwithstanding anything to the contrary contained in the terms of the Securities and the Indenture, any interest payments or redemption under the Securities shall be subject to the Going Concern Write-Down provisions, the Write-Down and Cancellation provisions, the Write-Up provisions, the cancellation of interest payment provisions, and the subordination provisions, each as provided in the terms of the Securities and the Indenture.

For the purposes of this Security, the term “Business Day” means any day which is not a day on which banking institutions in The City of New York, London or Tokyo are authorized or required by law, regulation or executive order to close.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the person in whose name this Security is registered as of the close of business on the fifteenth day before the Interest Payment Date (whether or not a Business Day). If and to the extent the Issuer does not pay the interest due on such Interest Payment Date (and to the extent such interest is not otherwise cancelled pursuant to any provision herein), such unpaid interest shall be paid to the person in whose name this Security is registered at the close of business on a subsequent record date (which date shall not be less than five Business Days prior to the date of payment of such previously unpaid interest), established by notice given by mail by or on behalf of the Issuer to the Holder of this Security not less than 15 days preceding such subsequent record date. Interest on this Security will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months, and in the case of an incomplete month, the number of days elapsed and rounding the resulting figure to the nearest cent (half a cent being rounded upward). If any payment is due on the Securities on a day that is not a Business Day, payment will be made on the day that is the next succeeding Business Day without any additional interest as a result of such delay. Payments postponed to the next Business Day in this situation will be treated under the Indenture as if they were made on the original due date. Postponement of this kind will not result in a default or a breach under the Securities or the Indenture, and no interest will accrue on the postponed amount from the original due date to the next succeeding day that is a Business Day.

The principal of, and interest and Additional Amounts (as defined below) on, the Securities will be payable in U.S. dollars. The Issuer will cause the Trustee, or the paying agent, if any, to pay such amounts, on the dates payment is to be made, directly to The Depository Trust Company (“DTC”).

The Issuer will pay the Holder hereof Additional Amounts with respect to withholding taxes as are provided for, and subject to the conditions stated, on the reverse of this Security.

This Security is being deposited with DTC acting as depository, and registered in the name of Cede & Co., a nominee of DTC. As a Holder of record of this Security, Cede & Co. shall be entitled to receive payments of principal and interest. Payments of principal and interest, including any Additional Amounts, on this Security shall be made in the manner specified on the reverse hereof and, to the extent not inconsistent with the provisions set forth herein, in the Indenture referred herein.

The Securities constitute the direct and unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves, and rank at least equally and ratably with all indebtedness of the Issuer that is subordinated to Senior Indebtedness (as defined below). Notwithstanding the stated ranking of the Securities, the Securities may be subject to a Write-Down and Cancellation (as defined below) and Going Concern Write-Down.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been manually executed by or on behalf of the Trustee under the Indenture, this Security shall not be entitled to any benefits under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this Security to be duly executed.

Date:     , 2024

SUMITOMO MITSUI FINANCIAL GROUP, INC.

By:
Name: [ ]
Title: [ ]

[Signature page to Global Security Perpetual Subordinated Note No. [ ]]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein and referred to in the within-mentioned Indenture.

Date:     , 2024

The Bank of New York Mellon, as Trustee

By:
Name:
Title:

[Authentication Certificate: Global Security Perpetual Subordinated Note No. [ ]]

[REVERSE OF SECURITY]

Sumitomo Mitsui Financial Group, Inc.

6.600% Perpetual Subordinated Notes

This Security is one of a duly authorized issue of unsecured bonds, debentures, notes or other evidences of indebtedness of Sumitomo Mitsui Financial Group, Inc., a joint stock company (kabushiki kaisha) organized under the laws of Japan (herein called the “Issuer”, which term includes any successor person under the Indenture hereinafter referred) designated as its 6.600% Perpetual Subordinated Notes (herein called the “Securities”), issued on March 5, 2024 under and pursuant to a perpetual subordinated indenture dated as of March 5, 2024 (hereinafter called the “Indenture”), between the Issuer and The Bank of New York Mellon, as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and any other indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee and any agent of the Trustee, any paying agent, the Issuer and the Holders of the Securities and of the terms upon which the Securities are issued and are to be authenticated and delivered.

This Security is one of the series designated on the face hereof. By the terms of the Indenture, additional Securities of this series and of other separate series, which may vary as to denomination, date, amount, interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited amount.

The principal of and interest (and any Additional Amounts) on the Securities shall be payable in U.S. Dollars or in such other coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts. So long as any of the Securities are held in global form, payments of principal and interest on such Securities shall be made (subject to the interest cancellation provisions set forth in Section 3.11 and Section 3.12 of the Indenture or herein below) by wire transfer in immediately available funds in U.S. Dollars to a bank account in The City of New York designated by the Holder of this Registered Global Security. Otherwise, the principal amount of and interest on the Securities will be payable by wire transfer to the persons in whose names the Securities are registered as of 5:00 p.m. (New York City time) as shall appear in the register of the Issuer (i) on the day 15 calendar days immediately preceding the applicable Interest Payment Date (or the subsequent record date in the case of accrued and unpaid interest) in the case of an interest payment, and (ii) on the day 15 calendar days preceding the date of redemption in the case of payment of principal provided, however, that in the case of such a payment of principal, the Securities shall have been surrendered to the Trustee at the Corporate Trust Office of the Trustee or at any office or agency maintained by the Issuer for such purpose for payment together with such notice.

Interest

The Reset Interest Rate and the U.S. Treasury Rate in respect of each Reset Interest Period shall be determined by The Bank of New York Mellon as calculation agent (in such capacity together with any successor, the “Calculation Agent”) as soon as practicable after 5:00 p.m. (New York City time) on the Reset Determination Date (as defined below).

“U.S. Treasury Rate” means, with respect to a Reset Interest Period, the rate per annum equal to:

(1) the yield on U.S. Treasury securities having a maturity of five years for the most recent day appearing in the most recently published statistical release designated “H.15,” or any successor publication, as of 5:00 p.m. (New York City time) on the Reset Determination Date, that is published by the Board of Governors of the Federal Reserve System that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity, under the caption “Treasury constant maturities,” for the maturity of five years; or

(2) if such release (or any successor release) is not published during any of the five New York Banking Days immediately prior to the Reset Determination Date or does not contain such yield, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (as defined below), calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below) for such Reset Determination Date.

“Comparable Treasury Issue” means, with respect to a Reset Interest Period, the U.S. Treasury security that is selected by the Issuer (and notified to the Calculation Agent) with a maturity date on or about (but not more than 30 calendar days before or after) the Interest Rate Reset Date immediately after the last day of the Reset Interest Period and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities denominated in U.S. dollars and having a maturity of five years; provided, however, that the selection of the Comparable Treasury Issue shall be at the Issuer’s sole discretion and judgment, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the Trustee, the paying agent and the Holders of the Securities.

“Comparable Treasury Price” means, with respect to a Reset Determination Date, (i) the arithmetic average, as determined by the Calculation Agent, of the Reference Treasury Dealer Quotations (as defined below) for the Comparable Treasury Issue as of the Reset Determination Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if fewer than five such Reference Treasury Dealer Quotations are received, the arithmetic average, as determined by the Calculation Agent, of all such quotations, or (iii) if fewer than two such Reference Treasury Dealer Quotations are received, then the Reference Treasury Dealer Quotation as quoted by a Reference Treasury Dealer (as defined below).

“New York Banking Day” means any day, other than a Saturday, Sunday, that is neither a legal holiday in The City of New York nor a day on which commercial banking institutions are authorized or required by law, regulation or executive order to close in The City of New York.

“Reference Treasury Dealer” means each of up to five banks selected by the Issuer (and notified to the Calculation Agent), or the affiliates of such banks, which are (i) primary U.S. Treasury securities dealers, and their respective successors, or (ii) market makers in pricing corporate bond issues denominated in U.S. dollars; provided, however, that the selection of the Reference Treasury Dealers shall be at the Issuer’s sole discretion and judgment, and that such determination shall be final and conclusive for all purposes and binding on the Calculation Agent, the Trustee, the paying agent and the Holders of the Securities.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and a Reset Determination Date, the arithmetic average, as determined by the Calculation Agent, of the bid and asked prices quoted to the Issuer (and notified to the Calculation Agent) by such Reference Treasury Dealer for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, approximately at 11:00 a.m. (New York City time), on the Reset Determination Date.

“Reset Determination Date” means, with respect to a Reset Interest Period, the second Business Day immediately preceding the Interest Rate Reset Date falling on the first day of the Reset Interest Period.

The Calculation Agent will, as soon as practicable after the determination of the Reset Interest Rate on the Securities, calculate the amount of interest (the “Relevant Interest Amount”) for each Interest Period during the Reset Interest Period during which such Reset Interest Rate will apply.

All determinations, calculations and quotations made or obtained for the purposes of calculating the Reset Interest Rate and the Relevant Interest Amount, whether by the Issuer, the Calculation Agent or any Reference Treasury Dealer, in the absence of manifest error, will be final and conclusive for all purposes and binding on the Issuer, the Trustee, the Calculation Agent, the paying agent and the Holders of the Securities.

All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one thousandth of a percentage point, with five ten-thousands of a percentage point rounded upward (e.g., 9.8765% (or 0.098765) being rounded to 9.877% (or 0.09877)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (half a cent being rounded upward).

The Reset Interest Rate on the Securities during any Reset Interest Period will in no event be higher than the maximum rate permitted by applicable laws and regulations or lower than 0% per annum.

The Calculation Agent will cause the Reset Interest Rate, the Relevant Interest Amount for each Interest Period during the Reset Interest Period during which such Reset Interest Rate will apply, and the Interest Payment Date in relation to each such Interest Period to be notified to the Issuer, the Trustee, the paying agent and DTC, and such information will be notified or published to the Holders of the Securities through DTC or through another reasonable manner as soon as possible after their determination but in no event later than the first day of the relevant Interest Period.

If at any time any Capital Ratio Event (as defined below) or Write-Up Date (as defined below) occurs during an Interest Period, and the Relevant Interest Amount for any Interest Period is required to be amended from the Relevant Interest Amount previously calculated pursuant to the terms of the Securities, as described below under “Calculating Interest Payments upon the Occurrence of a Capital Ratio Event or Write-Up of the Securities,” the Calculation Agent will, as soon as practicable, recalculate and amend the Relevant Interest Amount for each relevant Interest Period, and cause the amended Relevant Interest Amount for each Interest Period and the Interest Payment Date in relation to each such Interest Period to be notified to the Issuer, the Trustee, the paying agent and DTC, and such information will be notified or published to the Holders of the Securities through DTC or through another reasonable manner as soon as possible after their determination.

Cancellation of Interest Payments

Optional Cancellation of Interest Payments.

If the Issuer determines that it is necessary to cancel payment of the interest on the Securities at any time and in its sole discretion, the Issuer may cancel payment of all or part of the interest accrued on the Securities on an Interest Payment Date (including the Additional Amounts with respect thereto, if any). The Issuer may cancel any payment of all or part of interest pursuant to the foregoing, even if no cancellation of interest is required or the amount so cancelled exceeds the amount the Issuer is required to cancel pursuant to the mandatory interest cancellation provisions in Section 3.12 of the Indenture or herein below.

If the Issuer determines not to make an interest payment (or if the Issuer determines to make a payment of a portion, but not all, of such interest payment) on any Interest Payment Date, such non-payment will be deemed to be an effective cancellation of such interest payment (or the portion of such interest payment not paid) without any further action being taken or any other condition being satisfied.

Mandatory Cancellation of Interest Payments.

The Issuer shall be prohibited from paying, and shall cancel, all or part of the interest on the Securities on an Interest Payment Date (including the Additional Amounts with respect thereto, if any), if, and to the extent that, on such Interest Payment Date, the amount of Distributable Amounts (as defined below) is less than the sum of (1) the aggregate amount of interest that should have been paid in respect of the Securities on such Interest Payment Date (disregarding the effect of any non-business day adjustments), (2) the aggregate amount of interest and dividends that should have been paid in respect of any Additional Tier 1 Instruments (as defined below) on the same date as such Interest Payment Date (disregarding the effect of any non-business day adjustments), and (3) the aggregate amount of interest and dividends paid in respect of the Securities and any Additional Tier 1 Instruments, excluding amounts already deducted from Distributable Amounts, on or after the first day of the fiscal year of the Issuer in which such Interest Payment Date falls and before such Interest Payment Date (disregarding the effect of any non-business day adjustments).

For the purposes of the preceding paragraph, (i) the amounts of interest in respect of the Securities and any Additional Tier 1 Instruments shall be deemed to include Additional Amounts (including their equivalent under the Additional Tier 1 Instruments), if any, and (ii) the amounts of interest or dividends in respect of the Securities and any Additional Tier 1 Instruments that are denominated in a currency other than Japanese yen shall be calculated in Japanese yen, and the amount of interest on the Securities that is required to be cancelled on the relevant Interest Payment Date (if any) shall be initially calculated in Japanese yen and converted into the currency in which the Securities are denominated, each in a manner that the Issuer deems appropriate. The Trustee and the paying agent shall not be required to calculate or verify any amount or monitor the compliance by the Issuer of its obligations under Article 3 of the Indenture.

“Additional Tier 1 Capital” means any and all items constituting Additional Tier 1 capital under the Applicable Capital Adequacy Regulations (as defined below) and shall also include any successor or substitute term applicable pursuant to the Applicable Capital Adequacy Regulations.

“Additional Tier 1 Instruments” means at any time (i) Additional Tier 1 Liabilities (as defined below), (ii) any preferred stock issued directly by the Issuer and (iii) any instruments (including preferred shares) issued or created by the Issuer through one of its Special Purpose Corporations (as defined below); provided that, in the cases of (ii) or (iii) such preferred stock or instrument constitutes Additional Tier 1 Capital. For the avoidance of doubt, this term shall not include any instruments issued or created directly or indirectly by any of the Issuer’s banking subsidiaries, including Sumitomo Mitsui Banking Corporation.

“Additional Tier 1 Liabilities” mean at any time instruments qualifying as the Issuer’s Additional Tier 1 Capital (other than the Securities, but including any other series of securities issued pursuant to the Indenture) that are issued directly by the Issuer and are treated as the Issuer’s liabilities under the Applicable Capital Adequacy Regulations.

“Applicable Capital Adequacy Regulations” means, at any time, any laws, cabinet orders, ministerial ordinances, public ministerial announcements, guidelines and policies and other published documents of the FSA (as defined below) or other governmental authority each relating to the capital adequacy regulations that are then in effect and applicable to the Issuer, including, without limitation, the Banking Act of Japan (Act No. 59 of 1981) and the Public Ministerial Announcement (kokuji (No. 20 of the FSA Public Ministerial Announcement of 2006, as amended)).

“Companies Act” means the Companies Act of Japan (Act No. 86 of 2005), as amended or replaced from time to time.

“Distributable Amounts” means, in respect of any Interest Payment Date, with respect to the Securities, the distributable amounts (bunpai kano gaku) of the Issuer on such Interest Payment Date calculated in accordance with the Companies Act.

“FSA” means the Financial Services Agency of Japan, or any successor or similar authority.

“Special Purpose Corporation” means any consolidated subsidiary of the Issuer incorporated solely for the purposes of issuing instruments constituting the Issuer’s regulatory capital.

Effect of a Cancellation of Interest Payment; Dividend Stopper.

Interest payments are non-cumulative, and any interest amount (including Additional Amounts with respect thereto, if any), the payment of which is cancelled (in whole or in part) either in the Issuer’s discretion under Section 3.11 of the Indenture or above hereunder or because such cancellation is mandatory pursuant to Section 3.12 of the Indenture or above hereto, will be deemed not to have accrued and will not be due and payable at any time thereafter, and the Issuer shall be discharged and released from any and all of its obligations to pay such cancelled interest (and Additional Amounts with respect thereto, if any) on the Securities. Non-payment of such cancelled interest (or Additional Amount with respect thereto, if any) shall not constitute a breach, a default, an event of default or an event of acceleration under the terms of the Securities or the Indenture. Accordingly, Holders or beneficial owners of the Securities will not have any claim therefor, whether or not interest is paid in respect of any other period.

If the Issuer determines to cancel an interest payment on this Security (in whole or in part) in its sole discretion under Section 3.11 of the Indenture or above hereunder or because cancellation is required pursuant to Section 3.12 of the Indenture or above hereto on an Interest Payment Date, (i) the Issuer shall determine to cancel payments of interest in respect of any Additional Tier 1 Liabilities that should have been due and payable on the same date as such Interest Payment Date for the Securities (disregarding the effect of any non-business day adjustments) by at least the same ratio by which the Issuer determines to cancel the interest payment on the Securities on such Interest Payment Date; and (ii) until such time that the Issuer has first determined to resume payment in full of interest due on the Securities based on the Current Principal Amount (as defined below) of the Securities on an Interest Payment Date after cancelling all or part of a payment of interest on the Securities, or, if earlier, such time that all of the Securities have been redeemed or repurchased and cancelled in accordance with their terms, the Issuer shall procure that its board of directors shall not resolve, or present its own proposal at a general meeting of shareholders, to make a payment of a cash dividend on the Issuer’s common stock.

Each Holder or beneficial owner of Securities by its acceptance thereof shall thereby agree that if any payment of interest in respect of the Securities all or part of which should have not been paid to such Holder or beneficial owner upon the proper application of the optional or mandatory interest payment cancellation provisions in the Indenture or herein is made to such Holder or beneficial owner, such payment shall be deemed null and void, and such Holder or beneficial owner or the Trustee or paying agent (to the extent it has not paid such amount to any Holder) (as the case may be) shall be obliged to return the amount of the payment within ten days after receiving notice of the payment, and shall also thereby agree that any liabilities of the Issuer owed to such Holder or beneficial owner or in respect of interest on the Securities which was cancelled under the optional or mandatory interest payment cancellation provisions in the Indenture or herein shall not be set off against any liabilities of such Holder or beneficial owner owed to the Issuer.

Calculating Interest Payments upon the Occurrence of a Capital Ratio Event or Write-Up of the Securities.

Except in the circumstances where a Write-Up Date (as defined below) occurs during an Interest Period as set forth in the following two paragraphs, if one or more Capital Ratio Events occur during an Interest Period, the Securities shall, for the entirety of such Interest Period, bear interest based on the Current Principal Amount of the Securities (after giving effect to the Going Concern Write-Downs, as if the Going Concern Write-Downs resulting from such Capital Ratio Events had occurred on the first day of such Interest Period) on the immediately following Interest Payment Date.

If a Write-Up Date occurs during an Interest Period, the Securities shall bear interest for such Interest Period as follows:

(i) for the portion of the Interest Period beginning on, and including, the first day of such Interest Period and ending on, but excluding, the relevant Write-Up Date (the “pre-Write-Up Period”), the Securities shall bear interest based on the Current Principal Amount of the Securities on the date immediately preceding the Write-Up Date, without giving effect to the Write-Up (as defined below); and

(ii) for the portion of the Interest Period beginning on, and including, the Write-Up Date and ending on, but excluding, the immediately following Interest Payment Date (the “post-Write-Up Period”), the Securities shall bear interest based on the Current Principal Amount of the Securities (after giving effect to the Write-Up) on the immediately following Interest Payment Date; provided, however, that if one or more Capital Ratio Events occurs during the post-Write-Up Period, then for the post-Write-Up Period, the Securities shall bear interest based on the Current Principal Amount of the Securities (after giving effect to the Write-Up as well as the Going Concern Write-Downs, as if the Going Concern Write-Downs resulting from such Capital Ratio Events had occurred on the first day of the post-Write-Up Period) on the immediately following Interest Payment Date.

Notwithstanding the foregoing, if (x) a Write-Up Date occurs during an Interest Period, (y) one or more Capital Ratio Events occurs during the post-Write-Up Period, and (z) the Current Principal Amount of the Securities (after giving effect to the Going Concern Write-Downs as if the Going Concern Write-Downs resulting from such Capital Ratio Events had occurred on the first day of the post-Write-Up Period) on the immediately following Interest Payment Date is less than the Current Principal Amount of the Securities on the date immediately preceding the Write-Up Date, then the Securities shall, for the entirety of such Interest Period, including the pre-Write-Up Period, bear interest based on the Current Principal Amount of the Securities (after giving effect to the Going Concern Write-Downs, as if the Going Concern Write-Downs resulting from such Capital Ratio Events had occurred on the first day of such Interest Period) on the immediately following Interest Payment Date.

If, during any Interest Period, more than one Write-Up occurs, interest for such period shall be calculated by the Issuer in a manner that the Issuer deems appropriate based on the general principles used to calculate interest on the Securities described in the immediately preceding paragraphs and the Applicable Capital Adequacy Regulations.

For subsequent Interest Periods, the Securities shall continue to bear interest based on the Current Principal Amount of the Securities on the relevant Interest Payment Date until any subsequent Interest Period during which one or more Capital Ratio Events or a Write-Up Date occur again in accordance with the terms of the Securities.

Cessation of Accrual of Interest.

Notwithstanding anything to the contrary contained in the terms of the Securities or the Indenture, no interest shall accrue on the Securities (i) after the date fixed for redemption, or (ii) during any period where a Liquidation Event (as defined below) occurs and continues.

“Current Principal Amount” means at any time:

(i)

with respect to the Securities, the then outstanding principal amount of the Securities, being the principal amount of the Securities upon issuance, as such amount may be reduced on one or more occasions pursuant to a Going Concern Write-Down and/or reinstated on one or more occasions following a Write-Up, as the case may be, in accordance with the terms of the Indenture and the Securities; or

(ii)

with respect to any Going Concern Loss Absorbing Instruments, the then outstanding principal amount of such Going Concern Loss Absorbing Instruments, as calculated in accordance with its terms and conditions, including the application of loss absorption (including Write-Down or Conversion) or write-up provisions, if any.

Additional Amounts

All payments of principal and interest in respect of the Securities will be made by the Issuer without withholding or deduction for or on account of any present or future taxes, duties, assessments or other governmental charges of whatever nature imposed or levied by or on behalf of Japan, or any authority thereof or therein having power to tax (“Taxes”) unless such withholding or deduction is required by law. In such event, the Issuer shall pay to a Holder such additional amounts (“Additional Amounts”) as will result in the receipt by the Holder of such amounts as would have been received by it had no such withholding or deduction been required, except that no such Additional Amounts shall be payable with respect to any Securities under any of the following circumstances:

(i)

the Holder or beneficial owner of the Securities is an individual non-resident of Japan or a non-Japanese corporation and is liable for such Taxes in respect of such Securities by reason of its (A) having some connection with Japan other than the mere holding of such Securities or (B) being a person having a special relationship with the Issuer as described in Article 6, paragraph (4) of the Act on Special Measures Concerning Taxation of Japan (Act No. 26 of 1957, as amended) (the “Special Taxation Measures Act” and, each such person, a “specially-related person of the Issuer”);

(ii)

the Holder or beneficial owner of the Securities would otherwise be exempt from any such withholding or deduction but fails to comply with any applicable requirement to provide Interest Recipient Information (as defined below) or to submit a Tax Exemption Application (as defined below) to the relevant paying agent to whom the relevant Securities are presented (where presentation is required), or whose Interest Recipient Information is not duly communicated through the relevant Participant (as defined below) and the relevant international Clearing Organization to such paying agent;

(iii)

the Holder or beneficial owner of the Securities is for Japanese tax purposes treated as an individual resident of Japan or a Japanese corporation (except for (A) a Designated Financial Institution (as defined below) that complies with the requirement to provide Interest Recipient Information or to submit a Tax Exemption Application and (B) an individual resident of Japan or a Japanese corporation that duly notifies (directly or through the relevant Participant or otherwise) the relevant paying agent of its status as not being subject to withholding or deduction by the Issuer by reason of receipt by such individual resident of Japan or Japanese corporation of interest on the relevant Securities through a payment handling agent in Japan appointed by it);

(iv)

the withholding or deduction is imposed on a payment pursuant to European Council Directive 2003/48/EC or any other directive amending, supplementing or implementing such Directive, or any law implementing such directives;

(v)

the Securities are presented for payment (where presentation is required) more than 30 days after the day on which such payment on the Securities became due or after the full payment was provided for, whichever occurs later, except to the extent that the Holder thereof would have been entitled to Additional Amounts on presenting the same for payment on the last day of such period of 30 days;

(vi)

the withholding or deduction is imposed on a Holder or beneficial owner who could have avoided such withholding or deduction by presenting its Securities (where presentation is required) to another paying agent maintained by the Issuer;

(vii)

the Holder is a fiduciary or partnership or is not the sole beneficial owner of the payment of the principal of, or any interest on, any Security, and Japanese law requires the payment to be included for tax purposes in the income of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner, in each case, who would not have been entitled to such Additional Amounts had it been the Holder of such Security; or

(viii)	any combination of the above.

No Additional Amounts will be payable for or on account of any deduction or withholding imposed pursuant to Sections 1471-1474 of the U.S. Internal Revenue Code and the U.S. Treasury regulations thereunder (“FATCA”), any intergovernmental agreement entered into with respect to FATCA, or any law, regulation or other official guidance enacted or published in any jurisdiction implementing, or relating to, FATCA or any intergovernmental agreement.

Where Securities are held through a participant of an international Clearing Organization or a financial intermediary (each, a “Participant”), in order to receive payments free of withholding or deduction by the Issuer for or on account of Taxes, if the relevant beneficial owner is (A) an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of the Issuer) or (B) a Japanese financial institution falling under certain categories prescribed by the Special Taxation Measures Act (a “Designated Financial Institution”), each such beneficial owner shall, at the time of entrusting a Participant with the custody of the relevant Securities, provide certain information prescribed by the Special Taxation Measures Act to enable the Participant to establish that such beneficial owner is exempted from the requirement for withholding or deduction of such Taxes (“Interest Recipient Information”), and advise the Participant if the beneficial owner ceases to be so exempted (including the case in which a beneficial owner who is an individual non-resident of Japan or a non-Japanese corporation becomes a specially-related person of the Issuer).

Where Securities are not held through a Participant, in order to receive payments free of withholding or deduction by the Issuer for, or on account of, Taxes, if the relevant beneficial owner is (A) an individual non-resident of Japan or a non-Japanese corporation (other than a specially-related person of the Issuer) or (B) a Designated Financial Institution, each such beneficial owner shall, prior to each time at which it receives interest, submit to the relevant paying agent a written application for tax exemption (hikazei tekiyo shinkokusho) (a “Tax Exemption Application”), in a form obtainable from the paying agent stating, inter alia, the name and address (and, if applicable, the Japanese individual or corporation ID number) of the beneficial owner, the title of the Securities, the relevant Interest Payment Date, the amount of interest and the fact that the beneficial owner is qualified to submit the Tax Exemption Application, together with documentary evidence regarding its identity and residence.

By subscribing to the Securities as part of the distribution by the underwriters under the applicable underwriting agreement, an investor shall be deemed to have represented that it is a beneficial owner who is, (i) for Japanese tax purposes, neither an individual resident of Japan or a Japanese corporation, nor an individual non-resident of Japan or a non-Japanese corporation that in either case is a specially-related person of the Issuer or (ii) a Designated Financial Institution.

The Issuer shall make any required withholding or deduction and remit the full amount withheld or deducted to the Japanese taxing authority in accordance with applicable law. The Issuer shall use reasonable efforts to obtain certified copies of tax receipts evidencing the payment of any tax, duty, assessment, fee or other governmental charge so withheld or deducted from the Japanese taxing authority imposing such tax, duty, assessment or other governmental charge, and if certified copies are not available, the Issuer shall use reasonable efforts to obtain other evidence satisfactory to the Trustee, and the Trustee shall make such certified copies or other evidence available to the Holders or beneficial owners upon reasonable request to the Trustee.

If (i) subsequent to making a payment on this Security without withholding or deduction of Japanese taxes the Issuer is required to remit to the Japanese taxing authority any amount in respect of Japanese taxes that should have been withheld or deducted from such payment (together with any interest and penalties) due to the failure of the beneficial owner to provide accurate Interest Recipient Information or to otherwise properly claim an exemption from Japanese taxes imposed with respect to such payment, and (ii) such beneficial owner would not have been entitled to receive Additional Amounts with respect to such payment had Japanese taxes been withheld from the payment when it was made, such beneficial owner (but not any subsequent beneficial owner of such Security) shall be required to reimburse the Issuer, in Japanese yen, for the amount remitted by the Issuer to the Japanese taxing authority.

The obligation to pay Additional Amounts with respect to any taxes, duties, assessments or other governmental charges shall not apply to (A) any estate, inheritance, gift, sales, transfer, personal property or any similar tax, duty, assessment, fee or other governmental charge or (B) any tax, duty, assessment, fee or other governmental charge which is payable otherwise than by withholding or deduction from payments of principal of or interest on this Security; provided that, except as otherwise set forth herein and in the Indenture, the Issuer shall pay all stamp, court or documentary taxes or any excise or property taxes, charges or similar levies and other duties, if any, which may be imposed by Japan, the United States or any political subdivision or any taxing authority thereof or therein, with respect to the execution and enforcement of the Indenture or as a consequence of the initial issuance, execution, delivery or registration of this Security.

Redemption

Optional Redemption

The Securities may be redeemed at the option of the Issuer, in whole but not in part, subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Capital Adequacy Regulations, on June 5, 2034 or any subsequent Interest Rate Reset Date and on giving not less than ten Business Days nor more than 60 days’ notice of redemption to the Holders of the Securities to be redeemed and to the Trustee (which notice shall conform, as applicable, to the additional notice requirements set forth in Section 11.05 of the Indenture), at a redemption price equal to 100% of the Original Principal Amount of the Securities together with any accrued and unpaid interest (including Additional Amounts with respect thereto, if any), to (but excluding) the date fixed for redemption; provided, however, that the Issuer shall not have such option to redeem any Security, if the principal amount of the Securities has been subject to one or more Going Concern Write-Downs and such written down amount has not been reinstated in full on the date fixed for redemption.

Optional Tax Redemption

The Securities may be redeemed at the option of the Issuer, in whole, but not in part, subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Capital Adequacy Regulations, at any time, on giving not less than ten Business Days nor more than 60 days’ notice of redemption to the Holders of the Securities to be redeemed and to the Trustee (which notice shall conform, as applicable, to the additional notice requirements set forth in the Indenture) at a redemption price equal to 100% of the Current Principal Amount of the Securities on the date fixed for redemption together with any accrued and unpaid interest (including Additional Amounts with respect thereto, if any) to (but excluding) the date fixed for redemption if (i) the Issuer is or will be obliged to pay Additional Amounts with respect to the Securities or (ii) there is more than an insubstantial risk that, for Japanese corporate tax purposes, any portion of the interest payable on the Securities is not or will not be deductible from the Issuer’s taxable income or is or will be required to be deducted from the amount to be excluded from the Issuer’s taxable gross receipts, in each case of (i) and (ii) above, as a result of any change in, or amendment to, the laws or regulations of Japan or any political subdivision or any authority thereof or therein having power to tax, or any change in application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the date of the issuance of the Securities, provided such obligation cannot be avoided by the Issuer through the taking of reasonable measures available to the Issuer; and provided further that, in the case of (i) above, no such notice of redemption shall be given sooner than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Amounts were a payment then due in respect of the relevant Securities.

Optional Regulatory Redemption

The Securities may be redeemed at the option of the Issuer, in whole, but not in part, subject to prior confirmation of the FSA, if such confirmation is required under the Applicable Capital Adequacy Regulations, at any time, on giving not less than ten Business Days nor more than 60 days’ notice of redemption to the Holders of the Securities to be redeemed and to the Trustee (which notice shall conform, as applicable, to the additional notice requirements set forth in the Indenture) at a redemption price equal to 100% of the Current Principal Amount of the Securities on the date fixed for redemption together with any accrued and unpaid interest (including Additional Amounts with respect thereto, if any) to (but excluding) the date fixed for redemption if the Issuer determines after consultation with the FSA that there is more than an insubstantial risk that the Securities will be partially or fully excluded from the Issuer’s Additional Tier 1 Capital under the applicable standards set forth in the Applicable Capital Adequacy Regulations and such exclusion cannot be avoided by the Issuer through the taking of reasonable measures available to the Issuer.

Subordination

Upon the occurrence and continuation of a Liquidation Event, the Issuer’s obligations pursuant to the Securities (except for such amounts which shall have become due and payable prior to the occurrence of a Liquidation Event and remain unpaid) shall be subordinated in right of payment to all existing and future Senior Indebtedness, and each Holder of the Securities will only have a Liquidation Claim (as defined below). For so long as such Liquidation Event continues, no payments in respect of a Liquidation Claim shall be made unless and until a Condition for Liquidation Payment (as defined below) shall have occurred. Payments made in respect of a Liquidation Claim shall not exceed the applicable Liquidation Distributable Amount (as defined below). At any time prior to the payment of a Liquidation Claim in accordance with the subordination provisions of the Securities, a Liquidation Claim shall be subject to a Going Concern Write-Down upon the occurrence of a Capital Ratio Event, or a Write-Down and Cancellation upon the occurrence of a Non-Viability Event (as defined below) or Bankruptcy Event (as defined below), as the case may be.

“Condition for Liquidation Payment” means, upon the occurrence and continuation of a Liquidation Event, all Senior Indebtedness held by the Issuer’s creditors entitled to payment or satisfaction prior to commencement of distribution of residual assets to the Issuer’s shareholders is paid in full or otherwise satisfied in full in the liquidation proceeding (seisan) pursuant to the Companies Act.

“Liquidation Claim” means the claim of each Holder of the Securities then outstanding in a liquidation proceeding (seisan) with respect to the Issuer (excluding a special liquidation proceeding (tokubetsu seisan)), in an amount equal to the Current Principal Amount of the Securities held by such Holder on the date on which such claim becomes due and payable pursuant to the subordination provisions of the Securities, plus any accrued and unpaid interest thereon to, but excluding, the date on which the Liquidation Event occurs (excluding any amounts that shall have become due and payable prior to the occurrence of a Liquidation Event and remain unpaid).

“Liquidation Distributable Amount” means the amount of liquidation distributions that would have been paid from the assets of the Issuer in respect of a Liquidation Claim, assuming that the Liquidation Claims and all of the Liquidation Parity Liabilities (as defined below) had been the Issuer’s Senior Liquidation Preferred Shares (as defined below).

“Liquidation Event” means a liquidation proceeding (seisan), excluding a special liquidation proceeding (tokubetsu seisan), having been commenced by or in respect of the Issuer under the Companies Act.

“Liquidation Parity Liabilities” mean the Issuer’s liabilities that rank, or are expressed to rank, pari passu, or effectively pari passu, as to liquidation distributions with the Issuer’s liabilities under the Securities (including (i) any existing or future Additional Tier 1 Liabilities and (ii) any liabilities which the Issuer may in the future owe to any Special Purpose Corporation and the proceeds of which are applied to liquidation distributions under the perpetual preferred securities issued by such Special Purpose Corporation). For the avoidance of doubt, this term shall not include any instruments issued or created directly or indirectly by any of the Issuer’s banking subsidiaries, including Sumitomo Mitsui Banking Corporation.

“Original Principal Amount” means with respect to the Securities and any Going Concern Loss Absorbing Instruments, the principal amount of the Securities or such Going Concern Loss Absorbing Instruments upon initial issuance or creation.

“Senior Indebtedness” means all of the Issuer’s liabilities (including the Issuer’s liabilities under dated subordinated obligations) other than (i) the Issuer’s liabilities under the Securities (except for liabilities which have become due and payable prior to the occurrence of a Liquidation Event and remain unpaid), (ii) Liquidation Parity Liabilities and (iii) any of the Issuer’s liabilities that rank, or are expressed to rank, effectively subordinate in priority of payment as to liquidation distributions to the Issuer’s liabilities under the Securities.

“Senior Liquidation Preferred Shares” means the Issuer’s preferred shares ranking most senior in priority of payment as to liquidation distributions.

For the purposes of the calculation of the Liquidation Distributable Amount, the amount of Liquidation Claims and the amount of principal and accrued and unpaid interest (including Additional Amounts with respect thereto, if any) in respect of any Liquidation Parity Liabilities that are not denominated in Japanese yen shall be calculated in Japanese yen, and the Liquidation Distributable Amount payable in respect of a Liquidation Claim upon an occurrence of a Condition for Liquidation Payment (if any) shall be initially calculated in Japanese yen and converted into the currency in which the Securities are denominated, each in a manner that the Issuer deems appropriate pursuant to applicable Japanese law.

The relative rankings and payment of the Liquidation Claims and other claims against the Issuer in any liquidation proceeding (seisan) in respect of the Issuer are in all events subject to the provisions of Article 502 of the Companies Act (including any successor articles thereto), which prohibit distribution of residual assets to shareholders prior to payment or satisfaction of all of the Issuer’s then outstanding debts, which includes the Liquidation Claims to the extent not written down or cancelled pursuant to the Going Concern Write-Down, Write-Down and Cancellation or interest cancellation provisions, and subject to the subordination provisions, set forth in the Indenture and as applicable to the Securities, as described herein.

No amendment or modification which is prejudicial to any present or future creditor in respect of any Senior Indebtedness of the Issuer shall be made to the subordination provisions of Section 12.01, Section 12.02 or Section 12.03 of the Indenture and herein in any respect. In no event shall any such amendment or modification be effective against any such creditor.

A Holder or beneficial owner of Securities by its acceptance thereof shall thereby agree that if any payment on the Securities is made to such Holder or beneficial owner with respect to a payment obligation that did not become due and payable prior to the occurrence of a Liquidation Event and the amount of such payment shall exceed the amount, if any, that should have been paid to such Holder or beneficial owner upon the proper application of the subordination provisions of the Securities, the payment of such excess amount shall be deemed null and void and such Holder or beneficial owner shall be obliged to return the amount of the excess payment within ten days after receiving notice of the excess payment. Such Holder or beneficial owner shall also thereby agree that upon the occurrence of a Liquidation Event and for so long as such Liquidation Event shall continue, such Holder or beneficial owner shall not be entitled to exercise any right to set off any of the Issuer’s liabilities under the Securities (except for such amounts which shall have become due and payable prior to the occurrence of the Liquidation Event) against any liabilities of such Holder or beneficial owner owed to the Issuer unless and until the Condition for Liquidation Payment shall have been fulfilled, or in excess of the applicable Liquidation Distributable Amount.

Going Concern Write-Down upon a Capital Ratio Event

If a Capital Ratio Event occurs, the Securities will be subject to a Going Concern Write-Down on the relevant Going Concern Write-Down Date (as defined below) automatically and without any additional action by the Issuer, the Trustee, the agents or the Holders or beneficial owners of the Securities.

Upon the occurrence of a Capital Ratio Event, the following will occur on the Going Concern Write-Down Date: (i) the Current Principal Amount of the Securities will be written down by an amount equal to the relevant Going Concern Write-Down Amount (as defined below); (ii) the Issuer shall be discharged and released from any and all of its obligations with respect to the payment of the Current Principal Amount of or interest on the Securities (including Additional Amounts with respect thereto, if any) to the extent related to the relevant Going Concern Write-Down Amount, except for payments of principal or interest (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid; and (iii) each of the Holders and beneficial owners of a Security will be deemed to have irrevocably waived its right to claim or receive, and will not have any rights against the Issuer with respect to, and cannot instruct the Trustee to enforce, the payment of principal of the Securities to the extent related to the relevant Going Concern Write-Down Amount or interest thereon (including Additional Amounts with respect thereto, if any), except for any payments of principal or interest (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid (a “Going Concern Write-Down”).

The Issuer’s obligations with respect to, and any claims for, the payment of Current Principal Amount of or interest on the Securities (including Additional Amounts with respect thereto, if any) will be suspended to the extent related to the relevant Going Concern Write-Down Amount from the occurrence of a Capital Ratio Event until the relevant Going Concern Write-Down Date, except for payments of principal or interest (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid. Each Holder and beneficial owner of the Securities by its acceptance thereof, authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to effectuate the Going Concern Write-Down and appoints the Trustee as its attorney-in-fact for any and all such purposes.

A Capital Ratio Event may occur on any number of occasions and accordingly the Securities may be written down on any number of occasions. For the avoidance of doubt, the Current Principal Amount of the Securities may never be reduced to below one cent per $1,000 in Original Principal Amount as a result of any Going Concern Write-Down.

Except for claims with respect to payments of principal of or interest on the Securities (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Capital Ratio Event and remain unpaid, upon the occurrence of a Capital Ratio Event, (a) no Holder or beneficial owner of the Securities shall have any rights whatsoever under the Indenture or the Securities to take any action or enforce any rights or to instruct the Trustee to take any action or enforce any rights whatsoever, (b) except for any indemnity or security provided by any Holder or beneficial owner in such instruction or related to such instruction, any instruction previously given to the Trustee by such Holder or beneficial owner shall cease automatically and shall be deemed null and void and of no further effect, (c) no Holder or beneficial owner may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Issuer arising under, or in connection with, the Securities and each Holder or beneficial owner of Securities shall, by virtue of its holding of any Securities, be deemed to have irrevocably waived all such rights of set-off, compensation or retention, and (d) no Holder or beneficial owner will be entitled to make any claim in any bankruptcy, corporate reorganization or liquidation proceedings involving the Issuer or have any ability to initiate or participate in any such proceedings or do so through a representative, in each case, to the extent such right, instruction, exercise, claim or pleading, pertains to principal of the Securities that has been or will be subject to a Going Concern Write-Down as a result of such Capital Ratio Event having occurred, or interest thereon (including Additional Amounts with respect thereto, if any), unless such principal amount has been reinstated, as described below under “Write-Up upon a Write-Up Event.”

The Issuer shall, on the date of or as soon as practicable after the occurrence of a Capital Ratio Event, deliver a written notice (a “Going Concern Write-Down Notice”) to the Holders and beneficial owners of the Securities through DTC and to the Trustee and the agents, confirming, among other things, the occurrence of such Capital Ratio Event and specifying with respect to the Securities: the relevant Going Concern Write-Down Date, the relevant Going Concern Write-Down Amount and the Current Principal Amount of all of the Securities on the relevant Going Concern Write-Down Date after giving effect to the relevant Going Concern Write-Down. Any failure or delay by the Issuer to deliver such Going Concern Write-Down Notice will not change or delay the effect of the occurrence of a Capital Ratio Event on the Issuer’s payment and other obligations under the Securities, nor give Holders or beneficial owners of the Securities any rights as a result of such failure or delay.

A “Capital Ratio Event” will be deemed to have occurred if the Issuer publicly announces (including without limitation by way of a public announcement made in accordance with applicable law or the rules of a relevant securities exchange) that its Consolidated Common Equity Tier 1 Capital Ratio calculated by the Issuer pursuant to the Applicable Capital Adequacy Regulations as of a Quarterly Financial Period End Date or any other date, has fallen below 5.125%; provided; however, that a Capital Ratio Event shall be deemed to have not occurred if, prior to such public announcement, (a) the Issuer submits a plan to the FSA, under which plan its Consolidated Common Equity Tier 1 Capital Ratio is expected to increase above 5.125% in the absence of a Going Concern Write-Down of the Securities and (b) the FSA approves such plan.

“Going Concern Write-Down Date” means the date on which a Going Concern Write-Down shall become effective. A Going Concern Write-Down Date shall occur following each Capital Ratio Event, unless the Current Principal Amount of the Securities is one cent per $1,000 in Original Principal Amount. Each Going Concern Write-Down Date shall be determined by the Issuer after consultation with the FSA and will be no less than one and no more than 30 days following the date of the relevant Capital Ratio Event.

“Going Concern Write-Down Amount” means the amount by which the Current Principal Amount of the Securities per $1,000 in Original Principal Amount is to be reduced on any Going Concern Write-Down Date, such amount being:

(i) the product of the Total Going Concern Write-Down Amount (as defined below) and a ratio, the numerator of which is the Current Principal Amount of the Securities per $1,000 in Original Principal Amount and the denominator of which is the sum of the Current Principal Amounts of (x) the Securities and (y) any Going Concern Loss Absorbing Instruments (rounding any amount less than a whole cent up to the nearest whole cent); provided, however, that if there is outstanding any Going Concern Loss Absorbing Instrument that by its terms (A) provides for the Write-Down or Conversion of such instrument prior to any Going Concern Write-Down of the Securities or (B) provides for the Write-Down or Conversion of such instrument in an amount greater than that which would have been applied to such instrument if such instrument contained terms substantially equivalent to the Going Concern Write-Down provisions applicable to the Securities, then the Going Concern Write-Down Amount shall be the product of the Total Going Concern Write-Down Amount less the sum of the Current Principal Amounts of any Going Concern Loss Absorbing Instruments identified in (A) and (B) above that shall become subject to the Write-Down or Conversion as set forth in said (A) and (B) (and if the Total Going Concern Write-Down Amount less the said sum becomes less than zero, the Total Going Concern Write-Down Amount shall be zero) and a ratio, the numerator of which is the Current Principal Amount of the Securities per $1,000 in Original Principal Amount and the denominator of which is sum of the Current Principal Amounts of (x) the Securities and (y) any Going Concern Loss Absorbing Instruments (other than any such Going Concern Loss Absorbing Instruments identified in (A) and (B) above) (rounding any amount less than a whole cent up to the nearest whole cent); or

(ii) if the amount set forth in (i) is equal to or greater than the Current Principal Amount of the Securities per $1,000 in Original Principal Amount, then the amount necessary to reduce the Current Principal Amount of the Securities per $1,000 in Original Principal Amount to one cent per $1,000 in Original Principal Amount.

“Total Going Concern Write-Down Amount” means the amount determined by the Issuer in consultation with the FSA that would be sufficient in order to restore the Issuer’s Consolidated Common Equity Tier 1 Capital Ratio above 5.125% by the Going Concern Write-Down of the Securities and the Write-Down or Conversion of any Going Concern Loss Absorbing Instruments.

The Going Concern Write-Down Amount of the Securities and the Write-Down or Conversion amount of any Going Concern Loss Absorbing Instruments that are denominated in a currency other than Japanese yen shall be initially calculated in Japanese yen and converted into the currency in which the Securities or the relevant Going Concern Loss Absorbing Instruments are denominated based on the relevant exchange rate(s) used by the Issuer in respect of the Securities and the relevant Going Concern Loss Absorbing Instruments in calculating the Issuer’s Consolidated Common Equity Tier 1 Capital Ratio which resulted in the Capital Ratio Event.

A Holder or beneficial owner of Securities by its acceptance thereof shall thereby agree that if any payment on the Securities is made to such Holder or beneficial owner with respect to a payment obligation that was subject to a Going Concern Write-Down as described above, and which did not become due and payable prior to the occurrence of the relevant Capital Ratio Event, then the payment of such amount shall be deemed null and void and the Holder or beneficial owner shall be obliged to return the amount of such payment within ten days after receiving notice of the payment.

Under the Indenture, none of the Trustee and the agents shall be under any duty to determine, monitor or report whether a Capital Ratio Event has occurred or circumstances exist which may lead to the occurrence of a Capital Ratio Event and will not be responsible or liable to the Holders or any other person for any loss arising from any failure by it to do so. Unless and until the Trustee and the agents receive a Going Concern Write-Down Notice in accordance with the terms of the Indenture or herein, the Trustee and each agent shall be entitled to assume that no Capital Raito Event or other such event or circumstance has occurred or exists. The Trustee and each agent shall be entitled, without further enquiry and without liability to any Holder or any other person, to rely on any Going Concern Write-Down Notice and each such Going Concern Write-Down Notice shall be conclusive evidence of the occurrence of the Capital Ratio Event. Each of the Trustee, the agents, DTC and any other relevant clearing system shall be entitled without further enquiry and without liability to any Holder or any other person to rely conclusively on any Going Concern Write-Down Notice, and the same shall be conclusive and binding on Holders. So long as the Securities are held in global form, neither the Trustee nor the agents nor any common depository nor any registered Holder thereof shall, in any circumstances, be responsible or liable to the Holders or any other person for any act, omission or default by DTC or any other relevant clearing system, or its respective participants, members, any broker-dealer or any other relevant third party with respect to the notification and/or implementation of any Going Concern Write-Down by any of them in respect of such Securities.

Write-Up upon a Write-Up Event

Subject to compliance with the Applicable Capital Adequacy Regulations, upon the occurrence of a Write-Up Event (as defined below), the Issuer shall cause the Current Principal Amount of the outstanding Securities that have been subject to one or more Going Concern Write-Downs to be increased by the relevant Write-Up Amount (as defined below) on a Write-Up Date. Each such reinstatement of principal is referred to as a “Write-Up.”

Upon a Write-Up, claims of Holders of the Securities with respect to payments of principal of the Securities that were previously waived upon the occurrence of a Going Concern Write-Down, and the Issuer’s obligations to pay the principal of the Securities that were previously discharged and released upon the occurrence of a Going Concern Write-Down, shall be deemed reinstated, and such waiver, discharge and release previously given or granted shall be of no further effect, to the extent of the relevant Write-Up Amount, without any retroactive effect, on the relevant Write-Up Date.

The Securities may be subject to one or more Write-Ups, but in no event shall the Current Principal Amount of the Securities, after giving effect to any Write-Up, exceed the Original Principal Amount of the Securities.

A “Write-Up Event” shall be deemed to occur if the Issuer determines, in the Issuer’s sole discretion and in accordance with the Applicable Capital Adequacy Regulations, to reinstate an amount of principal of the Securities that was previously subject to one or more Going Concern Write-Downs after the Issuer obtains prior confirmation from the FSA that the Issuer’s Consolidated Common Equity Tier 1 Capital Ratio will remain at a sufficiently high level after giving effect to the relevant Write-Up of the Securities together with the write-up of any Write-Up Instruments.

“Write-Up Amount” means the amount by which the Current Principal Amount of the Securities per $1,000 in Original Principal Amount is to be increased on any Write-Up Date, such amount being the product of:

(i) the total amount determined by the Issuer after consultation with the FSA by which the Current Principal Amount of the Securities and any Write-Up Instruments is to be increased; and

(ii) a ratio, the numerator of which is $1,000 in Original Principal Amount of the Securities minus the Current Principal Amount of the Securities per $1,000 in Original Principal Amount, and the denominator of which is the sum of (x) the Original Principal Amount of the Securities minus the Current Principal Amount of the Securities and (y) the Original Principal Amount of any Write-Up Instruments minus the Current Principal Amount of any Write-Up Instruments, each as of the date of the relevant Write-Up Event (rounding any amount less than a whole cent down to the nearest whole cent).

The Write-Up Amount of the Securities and the amount written-up of any Write-Up Instruments that are denominated in a currency other than Japanese yen shall be initially calculated in Japanese yen and converted into the currency in which the Securities or the Write-Up Instruments are denominated based on the exchange rate(s) used by the Issuer in respect of the Securities and the Write-Up Instruments in calculating the Issuer’s most recent Consolidated Common Equity Tier 1 Capital Ratio published prior to the date of the relevant Write-Up Event.

“Write-Up Date” means the date on which a Write-Up shall become effective. Each Write-Up Date will be determined by the Issuer in the Issuer’s sole discretion after consultation with the FSA and shall be no less than one and no later than 30 days following the date of the relevant Write-Up Event.

Notwithstanding anything to the contrary contained in the terms of the Securities, no Write-Up Event shall occur (i) after any date fixed for redemption, (ii) after a Liquidation Claim becomes due and payable pursuant to the subordination provisions as described above under “Subordination” and in Article 12 of the Indenture or (iii) after an occurrence of a Non-Viability Event or a Bankruptcy Event.

If the Issuer determines to effect a Write-Up of the Securities, as soon as practicable after such determination, the Issuer will deliver a written notice (a “Write-Up Notice”) to the Holders of the Securities through DTC and to the Trustee and the agents, confirming, among other things, the Issuer’s determination to effect a Write-Up and with respect to the Securities: the Write-Up Date, the Write-Up Amount and the Current Principal Amount of all of the Securities on the Write-Up Date after giving effect to the Write-Up.

Write-Down and Cancellation upon a Non-Viability Event or Bankruptcy Event

If a Non-Viability Event or Bankruptcy Event occurs, the Securities will be subject to a Write-Down and Cancellation on the relevant Write-Down and Cancellation Date (as defined below) upon the occurrence of the Non-Viability Event, or immediately upon the occurrence of the Bankruptcy Event, automatically and without any additional action by the Issuer, the Trustee, the agents or the Holders or beneficial owners of the Securities.

Upon the occurrence of a Non-Viability Event or a Bankruptcy Event, the following will occur, (a) in the case of a Non-Viability Event, on the relevant Write-Down and Cancellation Date, or (b) in the case of a Bankruptcy Event, immediately upon the occurrence of the Bankruptcy Event: (i) the Current Principal Amount of the Securities will be permanently written down to zero and the Securities will be deemed cancelled; (ii) the Issuer shall be discharged and released from any and all of its obligations to pay any amount of principal or interest (including Additional Amounts with respect thereto, if any) on the Securities, except for payments of principal or interest (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Non-Viability Event or Bankruptcy Event, as the case may be, and remain unpaid; and (iii) each of the Holders and beneficial owners of a Security will be deemed to have irrevocably waived its right to claim or receive, and will not have any rights against the Issuer with respect to, and cannot instruct the Trustee to enforce, the payment of principal of or interest on the Securities (including Additional Amounts with respect thereto, if any), except for any payments of principal or interest (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Non-Viability Event or a Bankruptcy Event, as the case may be, and remain unpaid (together, items (i)-(iii) describing a “Write-Down and Cancellation”).

In the case of a Non-Viability Event, the Issuer’s obligations with respect to, and any claims for, the payment of principal of or interest on the Securities (including Additional Amounts with respect thereto, if any), except for payments of principal or interest (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Non-Viability Event and remain unpaid, will be suspended from the occurrence of the Non-Viability Event until the Write-Down and Cancellation Date. Each Holder and beneficial owner of the Securities by its acceptance thereof, authorizes and directs the Trustee and the agents on its behalf to take such action as may be necessary or appropriate to effectuate the Write-Down and Cancellation and appoints the Trustee as its attorney-in-fact for any and all such purposes.

Except for claims with respect to payments of principal of or interest on the Securities (including Additional Amounts with respect thereto, if any) that have become due and payable prior to the occurrence of the Non-Viability Event or Bankruptcy Event, as the case may be, and remain unpaid, upon the occurrence of a Non-Viability Event or Bankruptcy Event, (a) no Holder or beneficial owner of the Securities shall have any rights whatsoever under the Indenture or the Securities to take any action or enforce any rights or to instruct the Trustee to take any action or enforce any rights whatsoever, (b) except for any indemnity or security provided by any Holder or beneficial owner in such instruction or related to such instruction, any instruction previously given to the Trustee by any Holders or beneficial owner shall cease automatically and shall be deemed null and void and of no further effect, (c) no Holder or beneficial owner may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by the Issuer arising under, or in connection with, the Securities and each Holder or beneficial owner of Securities shall, by virtue of its holding of any Securities, be deemed to have irrevocably waived all such rights of set-off, compensation or retention and (d) no Holder or beneficial owner will be entitled to make any claim in any bankruptcy, corporate reorganization or liquidation proceedings involving the Issuer or have any ability to initiate or participate in any such proceedings or do so through a representative.

“Write-Down and Cancellation Date” means the date on which the Write-Down and Cancellation shall become effective. In the case of a Bankruptcy Event, the Write-Down and Cancellation Date shall be the date on and the time at which the Bankruptcy Event occurs. In the case of a Non-Viability Event, the Write-Down and Cancellation Date shall be determined by the Issuer after consultation with the FSA and will be no less than one and no more than ten Business Days following the date of the Write-Down and Cancellation Notice.

The Issuer shall, on the date of or as soon as practicable after the occurrence of a Non-Viability Event or Bankruptcy Event, deliver a written notice (a “Write-Down and Cancellation Notice”) to the Holders and beneficial owners of the Securities through DTC and to the Trustee and the agents, confirming the occurrence of such Non-Viability Event or Bankruptcy Event and specifying the Write-Down and Cancellation Date. Any failure or delay by the Issuer to provide a Write-Down and Cancellation Notice shall not change or delay the effect of the occurrence of such Non-Viability Event or Bankruptcy Event on the Issuer’s payment and other obligations under the Securities, nor give Holders or beneficial owner of the Securities any rights as a result of such failure or delay.

Following the receipt of a Write-Down and Cancellation Notice by DTC and the commencement of the Suspension Period (as defined below), DTC will suspend all clearance and settlement of the Securities through DTC for the duration of the Suspension Period. Notwithstanding any delay in, or unavailability of procedures of, DTC reflecting the Write-Down and Cancellation on its systems, the Write-Down and Cancellation shall take place on the relevant Write-Down and Cancellation Date.

A “Non-Viability Event” will be deemed to have occurred at the time that the Prime Minister of Japan, following deliberation by Japan’s Financial Crisis Response Council pursuant to the Deposit Insurance Act, confirms (nintei) that “specified Item 2 measures (tokutei dai nigo sochi)”, which are the measures set forth in Article 126-2, Paragraph 1, Item 2 of the Deposit Insurance Act (including any successor articles thereto), as then in effect, need to be applied to the Issuer under circumstances where the Issuer’s liabilities exceed or are likely to exceed its assets, or the Issuer has suspended or is likely to suspend payment of its obligations.

“Bankruptcy Event” means, unless otherwise specified in an applicable form of Security or supplemental indenture, any of the following events:

(i) a court of competent jurisdiction in Japan shall have commenced bankruptcy proceedings with respect to the Issuer pursuant to the provisions of the Bankruptcy Act;

(ii) a court of competent jurisdiction in Japan shall have commenced reorganization proceedings with respect to the Issuer pursuant to the provisions of the Reorganization Act;

(iii) a court of competent jurisdiction in Japan shall have commenced civil rehabilitation proceedings with respect to the Issuer pursuant to the provisions of the Civil Rehabilitation Act;

(iv) a special liquidation proceeding (tokubetsu seisan) shall have been commenced by or with respect to the Issuer pursuant to the provisions of the Companies Act; or

(v) the Issuer shall have become subject to bankruptcy, corporate reorganization, civil rehabilitation, special liquidation or other equivalent proceedings pursuant to any applicable law of any jurisdiction other than Japan, which proceedings have an equivalent effect to those set forth in clauses (i), (ii), (iii) or (iv) above.

“Suspension Period” means the period commencing on the New York Banking Day immediately following the date on which a Write-Down and Cancellation Notice is received by DTC (except that such period may commence on the second New York Banking Day immediately following the day on which a Write-Down and Cancellation Notice is received by DTC, if DTC so determines in its discretion in accordance with its rules and procedures) and ending on (i) the Write-Down and Cancellation Date in the case of the occurrence of a Non-Viability Event, or (ii) the date on which DTC writes down the full principal amount of the Securities pursuant to its rules and procedures in the case of the occurrence of a Bankruptcy Event, as applicable.

A Holder or beneficial owner of Securities by its acceptance thereof shall thereby agree that if any payment on the Securities is made to such Holder or beneficial owner with respect to a payment obligation that did not become due and payable prior to the occurrence of a Non-Viability Event or Bankruptcy Event, as the case may be, then the payment of such amount shall be deemed null and void and the Holder or beneficial owner shall be obliged to return the amount of such payment within ten days after receiving notice of the payment.

Under the Indenture, none of the Trustee and the agents shall be under any duty to determine, monitor or report whether a Non-Viability Event or Bankruptcy Event has occurred or circumstances exist which may lead to the occurrence of a Non-Viability Event or Bankruptcy Event and will not be responsible or liable to the Holders or any other person for any loss arising from any failure by it to do so. Unless and until the Trustee and the agents receive a Write-Down and Cancellation Notice in accordance with the terms of the Indenture or herein, the Trustee and each agent shall be entitled to assume that no Non-Viability Event or Bankruptcy Event or other such event or circumstance has occurred or exists. The Trustee and each agent shall be entitled, without further enquiry and without liability to any Holder or any other person, to rely on any Write-Down and Cancellation Notice and each such Write-Down and Cancellation Notice shall be conclusive evidence of the occurrence of the Non-Viability Event or Bankruptcy Event, as the case may be. Each of the Trustee, the agents, DTC and any other relevant clearing system shall be entitled without further enquiry and without liability to any Holder or any other person to rely conclusively on any Write-Down and Cancellation Notice, and the same shall be conclusive and binding on Holders. So long as the Securities are held in global form, neither the Trustee nor the agents nor any common depository nor any registered Holder thereof shall, in any circumstances, be responsible or liable to the Holders or any other person for any act, omission or default by DTC or any other relevant clearing system, or its respective participants, members, any broker-dealer or any other relevant third party with respect to the notification and/or implementation of any Write-Down and Cancellation by any of them in respect of such Securities.

Modification

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuer and the rights of the Holders of securities issued under the Indenture at any time by the Issuer and the Trustee with the consent of the Holders of not less than a majority in Current Principal Amount of the securities (which may include the Securities) at the time Outstanding to be affected (voting as one class). The Indenture also contains provisions permitting the Holders of specified percentages in Current Principal Amount of the securities (which may include the Securities) at the time Outstanding, on behalf of the Holders of all the securities issued under the Indenture, to waive compliance by the Issuer with certain provisions of the Indenture and certain past breaches under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Other

A Holder of Securities issued in definitive form may transfer or exchange Securities in accordance with the Indenture. As described in the legend on the face of this global Security, interest payments on such Securities issued in definitive form will be subject to Japanese income taxation unless the Holder establishes the matters set forth therein. Such legend concerning Japanese taxation shall also be included on the face of any Securities issued in definitive form. The security registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Issuer will treat the registered Holder of a Security as the owner of that Security for all purposes, except as described above.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable, upon surrender of this Security for registration of transfer at the office or agency of the Issuer in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the security registrar duly executed by, the Holder hereof or his attorney duly authorized in writing and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange; provided, however, the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Issuer, the Trustee and any agent of the Issuer or the Trustee may deem and treat the person in whose name this Security is registered upon the Security register as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Issuer nor the Trustee nor any such agent shall be affected by notice to the contrary.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, as herein prescribed. For the avoidance of doubt, nothing in the immediately preceding sentence shall be construed to impair the effectiveness of the Going Concern Write-Down, Write-Down and Cancellation, interest cancellation or subordination provisions set forth in the Indenture or the Securities.

This Security is governed by and shall be construed in accordance with the laws of the State of New York.

All capitalized terms used and not defined herein shall have the meanings assigned to them in the Indenture.